Exhibit 99.1

Cognex Reports Fourth Quarter and Full Year 2015 Results

NATICK, Mass.--(BUSINESS WIRE)--February 10, 2016--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the fourth quarter and year ended December 31, 2015. In Table 1 below, selected financial data for the quarter and year are compared to the third quarter of 2015, the fourth quarter of 2014 and the year ended December 31, 2014. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1*

	Revenue from Continuing Operations	Net Income from Continuing Operations	Net Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q4-15	$97,768,000	$18,854,000	$0.22
Prior year’s quarter: Q4-14	$98,501,000	$22,669,000	$0.26
Change from Q4-14 to Q4-15	(1%)	(17%)	(15%)
Prior quarter: Q3-15	$107,587,000	$25,822,000	$0.29
Change from Q3-15 to Q4-15	(9%)	(27%)	(24%)
Year-to-Date Comparisons
Year ended December 31, 2015	$450,557,000	$107,664,000	$1.22
Year ended December 31, 2014	$426,449,000	$110,841,000	$1.24
Change from 2014 to 2015	6%	(3%)	(2%)

*Table 1 does not include the financial results of the company’s Surface Inspection Systems Division (SISD), which was sold on July 6, 2015, or the related after-tax gain reported from that transaction.

“We set a new record for Cognex revenue in 2015,” said Dr. Robert J. Shillman, Chairman of Cognex. “We were also highly profitable, reporting an operating margin of 27% and a net margin of 24%, all from continuing operations. Many companies would applaud these results, but we do not because revenue growth slowed to only 6% year-on-year and we were less profitable than in the previous year.”

“2014 was a tremendous year for Cognex and that strong momentum continued into the first half of 2015,” said Robert J. Willett, Chief Executive Officer of Cognex. “However, the order rate slowed during the second half of 2015. Despite that, we remain very positive about the long-term potential for machine vision and continue to invest in technology and sales.”

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2015

  Revenue for Q4 2015 decreased 1% from Q4 2014 and 9% from Q3 2015. Business trends slowed substantially in Q4 2015 as the industrial markets that Cognex serves deteriorated across most major geographic regions. In constant currency, revenue increased 4% year-on-year and decreased 9% sequentially.
  Gross margin was 76% for both Q4 2015 and Q3 2015, and 78% for Q4 2014. Gross margin decreased year-on-year due to the impact of currency exchange rate fluctuations on reported revenue. A significant amount of revenue is denominated in euros, while inventories are predominantly purchased in U.S. dollars.
  Research, Development & Engineering (RD&E) expenses increased 23% from Q4 2014 and 3% from Q3 2015. RD&E increased, both year-on-year and sequentially, due to Cognex’s continued investment in long-term growth initiatives such as engineering resources and new product development. In constant currency, RD&E increased 26% year-on-year and 3% sequentially.
  Selling, General & Administrative (SG&A) expenses were flat with Q4 2014 and increased 5% from Q3 2015. SG&A was flat year-on-year as Cognex’s investment in its sales and support organization was offset by the impact of foreign exchange rates on the company’s international operations and lower commissions. SG&A increased on a sequential basis due to higher personnel-related costs. In constant currency, SG&A increased 4% year-on-year and 6% sequentially.
  Investment and other income was $2,059,000 in Q4 2015, $655,000 in Q4 2014 and $818,000 in Q3 2015. The increase, both year-on-year and sequentially, was due to an adjustment of the estimated liability for contingent consideration and a higher average invested balance.
  The tax rate was 13% in Q4 2015 and Q4 2014, and 12% in Q3 2015. Excluding discrete tax items, the rate was 17% in Q4 2015 and Q3 2015, and 16% in Q4 2014 (tax adjustments are summarized in Exhibit 2).
  On July 6, 2015, Cognex sold its Surface Inspection Systems Division (SISD) in order to focus its efforts on discrete manufacturing, where the company sees stronger long-term growth and profitability. SISD’s financial results have been restated as “Net Income from Discontinued Operations.” During 2015, Cognex reported an after-tax gain from the sale of SISD of $78.2 million (the pre-tax gain was $125 million), which is also included in “Net Income from Discontinued Operations.”

Balance Sheet Highlights – December 31, 2015

  Cognex’s financial position as of December 31, 2015, was very strong, with $621.5 million in cash and investments and no debt. During 2015, Cognex spent $126.4 million to repurchase its common stock (3.2 million shares were repurchased at an average price of $39.41 per share) and paid out $18.1 million in dividends to shareholders. The company intends to continue to repurchase shares of its common stock in 2016, subject to market conditions and other relevant factors.
  Inventory increased by $8.1 million, or 28%, from the end of 2014 due to strategic purchases and new product introductions.
  The assets and liabilities of SISD, which was sold on July 6, 2015, were reported as “Held for Sale” at December 31, 2014.

Financial Outlook – Q1 2016

  Cognex expects revenue for Q1 2016 to be between $91 million and $94 million. This range represents a decrease of between 7% and 10% compared to Q1 2015, due mainly to weaker spending in the industrial markets that the company serves and, to a lesser degree, a negative impact from currency exchange rates.
  Gross margin is expected to be in the mid-70% range.
  Operating expenses are expected to increase by approximately 5% from $57 million in Q1 2015 due primarily to Cognex’s investments in engineering.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Saturday, February 13, 2016. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1668074.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, research and development activities, new product initiatives, future stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	December 31, 2015	October 4, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Revenue	$97,768	$107,587	$98,501	$450,557	$426,449
Cost of revenue (1)	23,400	26,319	21,612	102,571	94,067
Gross margin	74,368	81,268	76,889	347,986	332,382
Percentage of revenue	76%	76%	78%	77%	78%
Research, development, and engineering expenses (1)	17,526	16,977	14,206	69,791	55,831
Percentage of revenue	18%	16%	14%	15%	13%
Selling, general, and administrative expenses (1)	37,694	35,806	37,596	156,674	148,699
Percentage of revenue	39%	33%	38%	35%	35%
Operating income	19,148	28,485	25,087	121,521	127,852
Percentage of revenue	20%	26%	25%	27%	30%
Foreign currency gain (loss)	542	(40)	421	1,122	1,031
Investment and other income	2,059	818	655	4,319	2,873
Income from continuing operations before income tax expense	21,749	29,263	26,163	126,962	131,756
Income tax expense on continuing operations	2,895	3,441	3,494	19,298	20,915
Net income from continuing operations	18,854	25,822	22,669	107,664	110,841
Percentage of revenue	19%	24%	23%	24%	26%
Net income (loss) from discontinued operations (1)	(108)	78,290	3,962	79,410	10,644
Net income	$18,746	$104,112	$26,631	$187,074	$121,485

Basic earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.22	$0.30	$0.26	$1.25	$1.28
Net income from discontinued operations	—	0.91	0.05	0.92	0.12
Net income	$0.22	$1.21	$0.31	$2.17	$1.40

Diluted earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.22	$0.29	$0.26	$1.22	$1.24
Net income from discontinued operations	—	0.90	0.04	0.91	0.12
Net income	$0.22	$1.19	$0.30	$2.13	$1.36

Weighted-average common and common-equivalent shares outstanding:
Basic	84,850	86,303	86,811	86,296	86,858
Diluted	86,212	87,776	88,849	87,991	89,071

Cash dividends per common share	$0.07	$0.07	$—	$0.21	$—
Cash and investments per common share	$7.32	$6.99	$6.32	$7.32	$6.32
Book value per common share	$9.73	$9.58	$8.51	$9.73	$8.51

(1) Amounts include stock option expense, as follows:
Cost of revenue	$348	$351	$250	$1,515	$1,116
Research, development, and engineering	1,097	1,130	906	5,194	3,709
Selling, general, and administrative	2,759	2,906	2,431	13,032	9,234
Discontinued operations	—	1,106	313	1,533	1,099
Total stock option expense	$4,204	$5,493	$3,900	$21,274	$15,158

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands

	Three-months Ended			Twelve-months Ended
	December 31, 2015	October 4, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Adjustment for stock option expense
Operating income (GAAP)	$19,148	$28,485	$25,087	$121,521	$127,852
Stock option expense related to continuing operations	4,204	4,387	3,587	19,741	14,059
Operating income (Non-GAAP)	$23,352	$32,872	$28,674	$141,262	$141,911
Percentage of revenue (Non-GAAP)	24%	31%	29%	31%	33%

Exclusion of tax adjustments
Income from continuing operations before income tax expense (GAAP)	$21,749	$29,263	$26,163	$126,962	$131,756

Income tax expense (GAAP)	$2,895	$3,441	$3,494	$19,298	$20,915
Effective tax rate (GAAP)	13%	12%	13%	15%	16%

Tax adjustments:
Discrete tax events	(910)	(1,604)	(645)	(2,925)	(1,932)
Income tax expense excluding tax adjustments (Non-GAAP)	$3,805	$5,045	$4,139	$22,223	$22,847
Effective tax rate (Non-GAAP)	17%	17%	16%	17%	17%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$17,944	$24,218	$22,024	$104,739	$108,909
Percentage of revenue (Non-GAAP)	18%	23%	22%	23%	26%

Currency impact on revenue and expenses
	Change from	Impact of	Change from
	Q4 2014	Currency	Q4 2014
	(GAAP)	in Q4 2015	(Non-GAAP)
Revenue	-1%	-5%	4%
Research, development, and engineering expenses	23%	-3%	26%
Selling, general, and administrative expenses	0%	-4%	4%

	Change from	Impact of	Change from
	Q3 2015	Currency	Q3 2015
	(GAAP)	in Q4 2015	(Non-GAAP)
Revenue	-9%	0%	-9%
Research, development, and engineering expenses	3%	0%	3%
Selling, general, and administrative expenses	5%	-1%	6%

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	December 31, 2015	December 31, 2014
Assets
Cash and investments	$621,531	$546,995
Accounts receivable	42,846	40,053
Inventories	37,334	29,223
Property, plant, and equipment	53,285	45,963
Goodwill and intangible assets	87,763	87,058
Held for sale assets	—	29,814
Other assets	44,997	42,628

Total assets	$887,756	$821,734

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$41,132	$52,837
Deferred revenue and customer deposits	11,571	14,598
Income taxes	6,134	5,671
Held for sale liabilities	—	12,191
Other liabilities	3,252	—
Shareholders' equity	825,667	736,437

Total liabilities and shareholders' equity	$887,756	$821,734

Exhibit 4

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Twelve-months Ended
	December 31, 2015	October 4, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Revenue	$97,768	$107,587	$98,501	$450,557	$426,449

Revenue by geography:
Europe	35%	41%	39%	44%	46%
Americas	38%	32%	38%	31%	32%
Asia	20%	21%	16%	19%	14%
Japan	7%	6%	7%	6%	8%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	95%	95%	95%	95%	94%
Semiconductor and electronics capital equipment	5%	5%	5%	5%	6%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com